Exhibit 99.1
JetBlue Announces Revised Fleet Delivery Schedule
Defers Near-Term Aircraft
Converts 30 A320 Positions to A321s
Places Order for 40 A320neo Aircraft
JetBlue President and CEO Dave Barger will host a webcast
for investors and media at 10:00 am ET today: listen via www.jetblue.com/ir
NEW YORK (June 21, 2011) — JetBlue Airways Corp. (Nasdaq: JBLU) today announced a network-driven revision and extension of its A320 delivery schedule, including:
•	A new order for 40 A320neo aircraft, offering up to 15 percent in fuel savings and increased range.

•	Deferral of eight A320 aircraft from 2014-2015 to 2017 to smooth out aircraft deliveries, reducing capital commitment over the near term.

•	Of the 52 A320 positions remaining on the current order book, 30 will be converted to A321s, powered by IAE engines, allowing greater network flexibility.

•	A320 family deliveries starting in 2013 will come with winglets, and JetBlue will be a launch customer of retrofit winglets on the existing A320 fleet, in partnership with Airbus.
“Our network strategy, with its focus on New York, Boston, and the Caribbean/Latin America, is exceeding our expectations, and this revised fleet plan will help us continue to execute our strategy,” said JetBlue President and CEO Dave Barger. “Our goal is to continue to grow on a sustainable basis, generate positive free cash flow and continue to enhance our customers’ experience.”
“With today’s announcement, we have taken significant steps in reducing our annual capital commitments through the next five years, while ensuring we are positioned for long-term success in a competitive, fuel challenged, environment,” said JetBlue Chief Financial Officer Ed Barnes.
In addition to the fleet adjustments noted above, JetBlue will optimize its EMBRAER 190 fleet to approximately 75 aircraft.
“The E190 is performing very well as our new, shorter-haul market aircraft, often serving to build the demand in the market for eventual up-gauge to our A320,” Mr. Barger said. “We are now at the point where the balance between frequency and capacity is tipping in favor of capacity, and we are exercising our most strategic asset — our order book — to better match capacity with growing network demand.”
In addition to restructuring its Airbus fleet, JetBlue has placed an incremental order of 40 A320neo (new engine option) aircraft for delivery after JetBlue’s current A320 family order. JetBlue has not yet selected an engine provider for this order. Fuel savings associated with the A320neo is forecast to be approximately 15 percent.
JetBlue operates the most fuel-efficient fleet in the world, and with these actions will further enhance fuel efficiency:
•	A320 family deliveries after 2013 will come with winglets, improving fuel efficiency

•	Current A320 aircraft will be retrofit with winglets
Estimated Airbus Delivery Schedule

	4Q-2011	2012	2013	2014	2015	2016	2017	TTL

A320 (former order)	1	7	7	12	15	10		52
A320 (current order)	1	7	4			2	8	22
A321 (current order)	—	—	3	9	10	8		30
Change	—	—	—	(3)	(5)	—	8	0
Total	1	7	7	9	10	10	8	52
This chart is an estimate of future deliveries and is subject to change. This chart does not reflect A320neo deliveries.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and our quarterly reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) and super-spacious Even

More Legroom seats. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 66 cities with 700 daily flights. Later this year JetBlue plans to introduce service to La Romana, Dominican Republic, subject to government approval. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JET-BLUE (1-800-538-2583), TTY/TDD 1-800-336-5530, 1-801-365-2583, or visit www.jetblue.com.
# # #